UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 30, 2008

Banks.com, Inc.

(Exact Name of Registrant as Specified in Charter)

Florida	001-33074	59-3234205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 Kearny Street, Suite 550

San Francisco, CA 94108

(Address of Principal Executive Offices, including Zip Code)

(415) 962-9700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On July 21, 2006, Banks.com, Inc. (the “Company”) entered into an Investment Agreement (the “Investment Agreement”) with respect to the sale of its 13.50% Senior Subordinated Notes Due 2011 in the aggregate principal amount of $7.0 million (the “Notes”) with Capital South Partners Fund I Limited Partnership, Capital South Partners Fund II Limited Partnership, and Harbert Mezzanine Partners II SBIC, L.P. (collectively, the “Investors”) under which the Company is obligated to take certain actions and refrain from taking certain actions while the Notes are outstanding, including, without limitation, meeting certain financial covenants. Upon the Company’s failure to meet its payment obligations, or the failure to comply with any affirmative or negative covenant, or should any other situation arise which constitutes an “Event of Default” under the Investment Agreement, Investors holding at least 51% of the Notes can elect, among other things, to accelerate the Company’s indebtedness under the Notes, or to take possession of, sell, lease, or otherwise dispose of any of the Company’s assets that were pledged as collateral for the Notes. While an Event of Default exists, such Investors may also require the Company to pay interest on the Notes at a rate per annum that is 4% greater than the rate of interest otherwise then in effect for the Notes.

As of September 30, 2008, while the Company was current with respect to payment of principal and interest on the Notes and has to date, paid an additional 3 monthly principal payments in advance, the Company was not in compliance with the financial covenants contained in the Investment Agreement, which are measured on the last day of each fiscal quarter and require (1) that the Company’s leverage ratio is not greater than 2.5 to 1.0 as of the last day of any fiscal quarter and (2) that the Company’s fixed charge coverage ratio is not less than 1.8 to 1.0 as of the last day of any fiscal quarter. Consequently, Investors holding at least 51% of the Notes have the right to take any of the actions described above, including, without limitation, declaring the Notes immediately due and payable. As of September 30, 2008, the Company had outstanding principal and interest in the amount of $6.4 million under the Notes. As a result of the foregoing, beginning March 31, 2008, the Company’s financial statements reflected that the Notes are classified as short-term debt. In addition, the Company’s credit facility with Silicon Valley Bank contains cross-default provisions. Therefore, the Company currently has no ability to borrow additional amounts under its Silicon Valley Bank facility.

The Company is in discussions with the Investors to obtain a waiver of compliance with its financial covenants as of September 30, 2008. The Company can offer no assurances that it will be able to obtain such a waiver. If the holders of the Notes declare the Notes immediately due and payable or seek to foreclose on any of the Company’s assets, it would raise substantial doubt about its ability to continue as a going concern.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Banks.com, Inc.

Date: October 6, 2008	By:	/s/ Daniel M. O’Donnell
	Name:	Daniel M. O’Donnell
	Title:	President and Chief Executive Officer (Principal Executive Officer)